Filed Pursuant to Rule 424(b)(2)

Registration No. 333-281605

PROSPECTUS

WEBUY GLOBAL LTD

Up to 82,758,621 Class A Ordinary Shares

This prospectus relates to the resale, from time to time, of up to 82,758,621 Class A ordinary shares of par value US$0.000000385 each (the “Class A ordinary shares”) in the capital of WEBUY GLOBAL LTD (the “Company”, “we”, “us” and “our”) by the shareholders named in the section of this prospectus entitled “Selling Shareholder”. The Class A ordinary shares being offered by the Selling Shareholder (as defined below) may be issued upon the conversion of a senior secured convertible promissory note (the “Convertible Note”) on July 26, 2024 issued pursuant to a securities purchase agreement that we entered into with Lind Global Fund II LP (the “Investor” or “Selling Shareholder”) on July 25, 2024 (the “Securities Purchase Agreement”). The Convertible Note may be converted into more than the 82,758,621 Class A ordinary shares being offered by this prospectus, and if any portion of this Convertible Note is converted into Class A ordinary shares that are not being offered by this prospectus, such Class A ordinary shares will be restricted securities and may not be resold unless registered under the Securities Act of 1933, as amended, or such resale is exempt from such registration.

We are not selling any Class A ordinary shares in this offering, and we will not receive any proceeds from the sale of Class A ordinary shares by the Selling Shareholder.

Our Class A ordinary shares are listed on the Nasdaq Capital Market under the symbol “WBUY”. On October 31, 2024, the last reported sale price of our Class A ordinary shares on the Nasdaq Capital Market was $0.11 per share, and on October 7, 2024, we had 63,294,115 Class A ordinary shares and 21,395,400 Class B ordinary shares of par value US$0.000000385 each (the “Class B ordinary shares”) issued and outstanding.

The Selling Shareholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our Class A ordinary shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Class A ordinary shares in “Risk Factors” beginning on page 10.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see Implications of Being an Emerging Growth Company and Implications of Being a Foreign Private Issuer beginning on page 5 for more information.

We are a holding company that is incorporated in the Cayman Islands. As a holding company with no operations, we conduct all of our operations through our subsidiaries in Singapore and Indonesia. The Class A ordinary shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands. Investors of our Class A ordinary shares should be aware that they may never directly hold equity interests in our subsidiaries.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2024

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus or incorporated by reference in this prospectus is accurate only as of the respective date of such information, regardless of the time of delivery of this prospectus or of any sale or offer to sell hereunder. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

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ABOUT THIS PROSPECTUS

Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

For investors outside of the United States of America (the “United States” or the “U.S.”): We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.

Webuy’s reporting currency is the United States dollar. The functional currencies of New Retail and its subsidiaries are their local currencies (Singapore dollar and Indonesian Rupiah). New Retail engages in foreign currency denominated transactions with customers and suppliers, as well as between subsidiaries with different functional currencies. Gains and losses resulting from transactions denominated in non-functional currencies are recognized in earnings.

Unless otherwise noted, (i) all industry and market data in this prospectus is presented in U.S. dollars, (ii) all financial and other data related to our company in this prospectus is presented in U.S. dollars, (iii) all references to “$” or “USD” in this prospectus (other than in our financial statements) refer to U.S. dollars, (iv) all references to “S$” or “SGD” in this prospectus refer to Singapore dollars, and (v) all references to “IDR” refer to Indonesian Rupiah.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We obtained the industry, market, and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties. We have commissioned the industry report from Frost and Sullivan Limited (“Frost & Sullivan”). Industry publications, research, surveys, studies, and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

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MARKET AND INDUSTRY DATA

Certain market data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys. Industry publications and third-party research, surveys and reports generally indicate that their information has been obtained from sources believed to be reliable. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus. You should carefully read the entire document, including our historical and pro forma financial statements and related notes, to understand our business, the Class A ordinary shares, and the other considerations that are important to your decision to invest in the Class A ordinary shares.

You should pay special attention to the “Risk Factors” section. Our actual results and future events may differ significantly based upon several factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only, references to:

●	“BBPL” are to Bear Bear Pte Ltd., a wholly owned subsidiary of New Retail;

●	“New Retail” are to New Retail International Pte Ltd.;

●	“PTBK” are to PT Buah Kita Retail, a 100% owned subsidiary of PTWB;

●	“PTWB” are to PT Webuy Social Indonesia a 95% owned subsidiary of New Retail;

●	“PTWT” are to PT Webuy Travel Indonesia, a 70% owned subsidiary of PTWB;

●	“Subsidiaries” are to The Shopaholic Bear Pte Ltd., Bear Bear Pte Ltd., PT Webuy Advisory Pte Ltd, Webuy Travel Pte. Ltd., PT Buah Kita Retail, PT Webuy Social Indonesia, and PT Webuy Travel Indonesia;

●	“TSB” are to The Shopaholic Bear Pte Ltd., a wholly owned subsidiary of New Retail;

●	“WAPL” are to Webuy Advisory Pte Ltd, a wholly owned subsidiary of New Retail;

●	“WTPL” are to Webuy Travel Pte. Ltd., a wholly owned subsidiary of New Retail;

●	“We”, “us”, “our”, the “Company”, and “our company” are to WeBuy and its subsidiaries; and

●	“WeBuy” are to WEBUY GLOBAL LTD, an exempted company with limited liability incorporated under the laws of the Cayman Islands.

This prospectus contains translations of the foreign currency amounts into US dollar amounts at specified rates solely for the convenience of the reader. All reference to “US dollars”, “USD”, “US$” or “$” are to United States dollars. The relevant exchange rates for our major businesses are listed below:

	June 30, 2024	December 31, 2023	December 31, 2022
Period Ended USD:Singapore Dollar (“SGD”) exchange rate	1.3557	1.3207	1.3402
Period Average USD:SGD exchange rate	1.3361	1.3426	1.3789
Period Ended USD:Indonesian Rupiah (“IDR”) exchange rate	14,993.36	15,389.35	15,604.03
Period Average USD:IDR exchange rate	15,053,76	15,233.65	14,847.64
Period Ended USD:Malaysian Ringgit (“MYR”) exchange rate	—	—	4.4014
Period Average USD:MYR exchange rate	—	—	4.3985

Overview

We are an emerging Southeast Asian (“SEA”) community-oriented e-commerce retailor (“Community e-commerce Retailor”) with a focus on grocery and travel. Electronic commerce (“e-commerce”) refers to a commercial transaction that involves the sale and purchase of products or services over the Internet. It involves the entire scope of online transactions from the sellers to buyers, including supply chain management, electronic funds transfer, Internet marketing, online transaction processing, electronic data interchange, inventory management systems, and automated data collection systems, and others. Community e-commerce is a form of e-commerce, where social media users with mutual interest and like-minded online behavior are connected, forming a community group within a network through online medium such as social media platforms and communication software including but not limited to Facebook, Instagram, WeChat, WhatsApp, Line, Tiktok or Youtube. It leverages personal interaction and word-of-mouth marketing to create personalized and targeted valuable insights to reach targeted audiences and potential customers. Such networks are generally formed according to the similarity of the members of a group including (i) location proximity amongst social media users in a group; and (ii) online shopping preference and behavior. Besides, a community leader is usually deployed in the community group undertaking responsibilities such as group management, event management and customer services.

Expanding on our recent progress, we officially introduced our Online-to-Offline (O2O) business model in October 2023, utilizing an advanced franchise system. This model represents a significant advancement in retail by integrating our digital capabilities that foster physical interactions and strong customer relationships, and offering distinctive value propositions. The O2O strategy goes beyond an expansion; it elevates the consumers’ e-commerce journey by weaving together our online community strength with offline experiences, as we continue to promote and implement our vision, which vision revolves around a consumer-centric retail environment anchored in trust, engagement, and exceptional service delivery.

We have achieved significant sales and growth since our inception. Despite an increase in revenue due to our growth in business activities, we incurred a net loss of $2,940,528 for the six months ended June 30, 2024, $5,162,454 for the year ended December 31, 2023, and $6,701,203 for the year ended December 31, 2022. This was primarily due to an increase in our operating expenses, which partially offset the gains from increased revenue. Moving forward, we are committed to managing our expenses effectively and continuing to grow our business in a sustainable and profitable manner. As discussed further in “Management’s Discussion and Analysis — Liquidity and Capital Resources,” our auditors have issued an opinion that there is substantial doubt about our ability to continue as a going concern. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available for use when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

Our mission is to make social shopping a new lifestyle for consumers and to empower consumers’ purchases with an efficient cost-saving purchasing model. We are committed to developing a community-oriented e-commerce community platform in the Southeast Asia region and transforming the e-commerce model into a community-driven experience for consumers.

We believe that our ‘group buy’ business model has transformed conventional shopping avenues, as we are able to achieve attractive efficient cost-savings for our customers to enjoy (which are cost savings similar to that enjoyed as a group purchase and bulk order), without having to undertake bulk purchases individually, through a community-centric approach. We believe that this model allows us to offer competitive prices for our customers, which enables us to be a more attractive shopping platform as compared to our competitors. Our business model has also disrupted the traditional supply chain by cutting out intermediaries to provide a “farm-to-table” supply model. This brings about cost savings to both last-mile suppliers as well as end consumers.

We attribute the success of our community-based business model to our low customer acquisition costs (CAC) and high customer retention rates. We consciously build our services around the needs and trends of the local community so as to achieve low customer acquisition costs and high customer retention rates. This is done through our multi-pronged community-centric business model, where group leaders within each community (“Group Leaders”) would be responsible for a group of customers within a geographical location. Group Leaders, who are also our customers, are incentivized with commission rates paid by us, assist us in our customer acquisitions through offline roadshows where they are provided Webuy marketing tools, such as standees as well as free gifts for online and offline giveaways to engage and onboard new customers. Within their respective communities, Group Leaders are also responsible for consolidating orders towards a bulk purchase. We conduct our “group buy” purchases through both our Webuy mobile application, as well as through various social networking channels, such as WhatsApp, WeChat as well as our in-app chat. In each instance, a Group Leader will be assigned to each community group, based on the geographical location.

The core of our business centers around building a strong community network; our community-based platform enables Group Leaders and customers to engage in interactive shopping experience. By continuing to build a strong customer base and customer loyalty, we are able to transition into other product and service offerings such as travel packages, food delivery services and e-vouchers by leveraging the existing trust and familiarity with our brand.

Initial Public Offering

On October 20, 2023, the Company completed its initial public offering. In this offering, the Company issued 3,800,000 ordinary shares of par value US$0.000000385 each (“ordinary shares”) at a price of US$4.00 per share. The Company received gross proceeds in the amount of US$15,200,000 before deducting any underwriting discounts and expenses. The ordinary shares began trading on October 19, 2023 on the Nasdaq Capital Market under the ticker symbol “WBUY.”

On November 3 and November 24, 2023, the representative exercised their over-allotment option in full to purchase an additional 150,000 and 420,000 ordinary shares, respectively. The Company received gross proceeds of US$2,280,000 in the aggregate before deducting underwriting discounts and expenses.

The ordinary shares issued by the Company in connection with the initial public offering were subsequently re-designated and re-classified as Class A ordinary shares with a par value of US$0.000000385 each on a one-to-one- basis on March 8, 2024.

Change of Board of Directors and Management

On December 14, 2023, Ms. Lixia Tu tendered her resignation as an independent director, the chairman of the Audit Committee, and a member of the Nominating Committee and the Compensation Committee of the Company, effective December 14, 2023. On February 1, 2024, at the recommendation of the Nominating Committee and the Compensation Committee, the Board of Directors approved and confirmed the appointment of Ms. Fangqin Lin as the succeeding independent director, the chairwoman of the Audit Committee and a member of the Nominating Committee and the Compensation Committee of the Company, effective February 1, 2024.

Extraordinary General Meeting

On March 8, 2024, the Company held an extraordinary general meeting (the “EGM”) of shareholders of the Company and effected amendments to its amended and restated memorandum and articles of association, under which the authorized share capital of the Company, which was US$100,100 divided into 260,000,000,000 ordinary shares, of a par value of US$0.000000385 each, was redesignated into (a) 259,950,000,000 Class A ordinary shares and (b) 50,000,000 Class B ordinary shares, among which the 21,395,400 authorized and issued and outstanding ordinary shares held by BIN XUE, GBUY GLOBAL LTD, and WEBUY TALENT LTD were re-designated and re-classified as 21,395,400 class B ordinary shares with a par value of US$0.000000385 each.

Follow-on Offering

Self-Underwritten Offering

On May 2, 2024 and May 17, 2024, the Company completed a self-underwritten offering, wherein the Company issued 8,205,862 Class A ordinary shares at a price of US$0.29 per share. The Company received gross proceeds in the amount of US$2,900,000 before deducting any related expenses.

Securities Purchase Agreement

On July 25, 2024, the Company entered into a securities purchase agreement with the Investor to place a Senior Secured Convertible Note with a maturity date of 24 months after the issuance thereof in the aggregate principal amount of up to $2,400,000 (the “Transaction”), provided that in case of an event of default, the maturity date of the Convertible Note may be accelerated and be immediately due and payable. At the Company’s election, the monthly installments of the Convertible Note may be repaid in cash or repayment shares, or a combination of both. The calculation of the repayment shares shall be the principal amount then outstanding divided by 90% of the average of the 3 lowest daily VWAPs during the 20 trading days prior to the payment date selected by the Investor. The Company has paid to the Investor a $70,000 commitment fee at the closing.

The Investor may at any time convert the Convertible Note in its sole discretion to the Company’s Class A ordinary shares at $0.213, subject to certain adjustments, provided that the conversion price may not be less than $0.029 (the “Floor Price”). The Investor may not convert any portion of a Note if such conversion would result in the Investor beneficially owning more than 4.99% (the “Maximum Percentage”) of Company’s then issued and Class A ordinary shares, provided, if at any time after the date hereof the Investor beneficially owns in excess of 4.99% of the Class A ordinary shares in the Company that is registered under the 1934 Act or exempt from the registration and qualification requirements under the 1933 Act, then the Maximum Percentage shall automatically increase to 9.99%.

Corporate Structure

Below is a chart illustrating our current corporate structure:

Our Business Model

Our social e-commerce community is built upon a “group buy” model, which fosters great customer engagement. On this platform, our customers are able to be part of a group purchase and enjoy lower prices, or purchase products and services individually. This also allows them to share purchase interests with their social network, strengthen existing connections and meet new acquaintances, and gain meaningful experience and additional shopping perks in the form of e-vouchers and sales commissions.

Our “group buy” model embraces a human element manifested in the Group Leader role offered to customers. Webuy and its network of suppliers work closely with its community of Group Leaders, forging a mutually dependent relationship to serve its customers. In helping to arrange for group purchases and delivery pick-up at a single location, these Group Leaders are significant in reducing Webuy’s user acquisition and logistics costs. These Group Leaders are well-equipped to carry out their delegated responsibility, being supported with technology tools, consistent training, marketing materials, and delivery services. Group Leaders’ houses could also serve as a pickup location for their local customers and reduce the delivery cost. An illustration of this model is below:

Competitive Strengths

We are committed to offering our customers product diversity, quality, and reliability. We believe we have several competitive strengths that will enable us to maintain and increase our market position in the industry. Our competitive strengths include:

●	We have a strong supply chain capability that allows us to build up our community by offering a more competitive value proposition than products offered through traditional supply chains.

●	We have a strong community network, the brand loyalty and positioning that provide us with a strong customer base when we venture into new product offerings and business segments.

●	We provide a competitive and comprehensive selection of product and service categories on our platform, including fresh produce, lifestyle daily essential items (including fast-moving consumer goods (“FMCG”)), e-vouchers and miscellaneous daily needs products.

●	Our executives and directors combine decades of on-the-ground local e-commerce operations and social media marketing experience, as well as professional expertise in the global finance field.

Our Growth Strategy

●	We will utilize strong supply chain capability to build a strong community network.

●	We will continue to leverage on our scalable business model to expand our business to neighboring countries such as Thailand, Vietnam and Malaysia.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Summary of Risk Factors

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	Any harm to our brand or reputation may materially and adversely affect our business and result of operations.

●	We operate in a competitive environment and may lose market share and customers if we fail to compete effectively.

●	We may face challenges in expanding our product offerings.

●	If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

●	We have a history of losses, operating losses and negative cash flow from operating activities, and we may continue to incur losses and operating losses, and experience negative cash flow from operating activities, in the future.

●	We rely on commercial banks and third-party online payment service providers for payment processing on our platform. If these payment services are restricted or curtailed in any way or become unavailable to us or our buyers for any reason, our business may be materially and adversely affected.

●	If we or our suppliers fail to obtain and maintain the licenses, permits or approvals required by the jurisdictions we operate, our business, financial condition, and results of operations may be materially and adversely impacted.

●	If we are unable to maintain a strong customer base that attracts new customers and repeat purchases from existing customers, or if we are unable to build and sustain an integrated ecosystem for the goods we carry, our business, financial condition and results of operations may be materially and adversely affected.

●	If we fail to anticipate our customers’ needs and provide offerings to attract and retain customers, or fail to adapt our services or business model to changing needs of our customers or emerging industry standards, our business may be materially and adversely affected.

●	We depend on talented, experienced and committed personnel to grow and operate our business, and if we are unable to recruit, train, motivate and retain qualified personnel or sufficient workforce while controlling our labor costs, our business may be materially and adversely affected.

●	If we fail to recruit new Group Leaders or keep our existing Group Leaders motivated, our business may suffer.

●	Customer growth and activity on mobile devices depends upon effective use of mobile operating systems, networks and standards that we do not control.

●	We do not have, and may be unable to obtain, sufficient insurance to insure against certain business risks. As a result, we may be exposed to significant costs and business disruption.

●	We may be the subject of anti-competitive, harassing, or other detrimental conduct by third parties including complaints to regulatory agencies, negative blog postings, negative comments on social media and the public dissemination of malicious assessments of our business that could harm our reputation and cause us to lose market share, customers and revenues and adversely affect the price of our Class A ordinary shares.

●	We could face uncertain tax liabilities in various jurisdictions where it operates and suffer adverse financial consequences as a result.

●	We may need to raise capital in addition to this offering, which may not be available on favorable terms, if at all, and which may cause dilution to holders of our Class A ordinary shares, restrict our operations or adversely affect our ability to operate and continue our business.

●	Our indebtedness could have important consequences to you.

Risks Related to Our Securities and This Offering

●	We do not intend to pay dividends for the foreseeable future.

●	The market price of our Class A ordinary shares can be volatile and can fluctuate substantially, which could result in substantial losses for purchasers of our Class A ordinary shares in this offering.

●	Short selling may drive down the market price of our Class A ordinary shares.

●	Our management has broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our results of operations or the price of our Class A ordinary shares.

●	Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

●	Further issuances of Class B Shares may result in a dilution of the percentage ownership of the existing holders of Class A ordinary shares as a total proportion of Ordinary Shares in the Company.

●	Our controlling shareholder has substantial influence over the Company. Its interests may not be aligned with the interests of our other shareholders, and it could prevent or cause a change of control or other transactions.

●	The conversion of the Convertible Note or future sales of our Class A ordinary shares may further dilute our securities and adversely impact the price of our Class A ordinary shares.

●	Sales of shares issuable upon the conversion of the Convertible Note, or the effectiveness of our registration statement may cause the market price of our shares to decline.

Risks Related to Countries Where We Operate

●	Developments in the social, political, regulatory and economic environment in the countries where we operate, may have a material and adverse impact on us.

●	Disruptions in the international trading environment may seriously decrease our international sales.

●	Natural events, wars, terrorist attacks and other acts of violence involving any of the countries in which we or our clients have operations could adversely affect our operations and client confidence.

Corporate Information

Our principal executive office is located at 35 Tampines Street 92 Singapore 528880. The telephone number of our principal executive offices is +65 8859 9762. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 E 42nd St 18th Fl., New York, NY 10168. We maintain a website at www.webuysg.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website. It is included solely as an inactive textual reference.

THE OFFERING

Issuer	WEBUY GLOBAL LTD

Shares Offered by the Selling Shareholder	Up to 82,758,621 Class A ordinary shares.

Class A ordinary shares issued and outstanding prior to completion of this offering	61,571,956 Class A ordinary shares.

Class A ordinary shares issued and outstanding immediately after this offering	144,330,577 Class A ordinary shares.

Voting Rights:	Each Class A ordinary share is entitled to one (1) vote. See the sections titled “Security Ownership of Certain Beneficial Owners” and “Description of Share Capital” for additional information.

Discount for shares underlying Convertible Note

At the Company’s election, the monthly installment of the Convertible Note can be repaid in cash or repayment shares, or a combination of both. The calculation of the repayment shares shall be the principal amount then outstanding divided by 90% of the average of the 3 lowest daily VWAPs during the 20 trading days prior to the payment date selected by the Investor. At any time, the Convertible Note shall be convertible, in whole or in part, at the option and sole discretion of the Investor, to the Company’s Class A ordinary shares at $0.213 per share, subject to certain adjustments, provided that the conversion price may not be less than the Floor Price. (whichever is higher).

Interest Rate	The Convertible Note bears no interest.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Shareholder. As of the date hereof, we received $2,000,000 from the Investor under the Securities Purchase Agreement (prior to accounting for counsel fees of $15,000 and commitment of $70,000). These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our ordinary shares.

Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our Class A ordinary shares in the foreseeable future. See “Dividend Policy.”

RISK FACTORS

You should carefully consider the risks incorporated by reference in this prospectus before making an investment decision. You should also consider the matters described below and in “Risk Factors” in “Item 3. Key Information—D. Risk factors” in the 2023 Annual Report, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our Class A ordinary shares. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our Class A ordinary shares could decline, and you may lose all or part of your investment. The risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

The conversion of the Convertible Note or future sales of our Class A ordinary shares may further dilute our securities and adversely impact the price of our Class A ordinary shares.

As of October 7, 2024, approximately 29,849,356 of our Class A ordinary shares as unrestricted and freely tradable. Upon the effectiveness of the registration statement of which this prospectus forms a part, up to an additional 82,758,621 Class A ordinary shares (approximately 134% of our issued and outstanding Class A ordinary shares on the date hereof) will be unrestricted and freely tradeable. If the holders of our free trading shares wanted to make a profit on their investment (or if they wish to sell for a loss), there might not be enough purchasers to maintain the market price of our Class A ordinary shares on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our common shares and the value of your investment.

Sales of shares issuable upon the conversion of the Convertible Note, or the effectiveness of our registration statement may cause the market price of our shares to decline.

Our Convertible Note is currently convertible into Class A ordinary shares at $0.213 per share, subject to certain adjustments, provided that the conversion price may not be less than the Floor Price. The sale of our Class A ordinary shares upon the conversion or the sale of a significant amount of the Class A ordinary shares issued or issuable in the open market, or the perception that these sales may occur, could cause the market price of our Class A ordinary shares to decline or become highly volatile.

If our Class A ordinary shares are delisted from the Nasdaq Capital Market, our business, financial condition, results of operations and share price could be adversely affected, and the liquidity of our common shares and our ability to obtain financing could be impaired.

In January 2024, we received a letter from the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we were not in compliance with the requirement of Nasdaq Listing Rule 5450(a)(1) (“Listing Rule”) for continued listing on the Nasdaq Capital Market as a result of the closing bid price for our Class A ordinary shares being below $1.00 for 30 consecutive business days. This notification has had no effect on the listing of our Class A ordinary shares at this time. In accordance with the Listing Rule, we had 180 calendar days, or until July 24, 2024, to regain compliance with such rule. On July 26, 2024, we were granted an additional 180 calendar day period to regain compliance with the Listing Rule in connection with the transfer of the listing of our common shares to the Nasdaq Capital Market. To regain compliance, we may effectuate a reverse stock split in order for our Class A ordinary shares to have a closing bid price above $1.00 for a minimum of 10 consecutive business days. No assurance can be given that we will regain compliance during that period.

We may have to pay damages to the Investor, which will impact our cash flows.

Under the terms of our securities purchase agreement entered into with the Investor, if we fail to comply with certain provisions set forth in the agreement, including covenants requiring that we maintain the effectiveness of the registration statements registering these securities, then we will be required to pay damages to the Investor. There can be no assurance that the registration statements will remain effective for the time periods necessary to avoid payment of damages. If we are required to pay the Investor damages, this could materially harm our business and future prospects.

MARKET PRICE AND TRADING HISTORY

Our Class A ordinary shares are listed on the Nasdaq Capital Market under the symbol “WBUY”. The following table sets forth, for the periods indicated, the high and low bid prices of our Class A ordinary shares on the Nasdaq Capital Market.

	High	Low
Fiscal Year Ending December 31, 2024
First Quarter	$0.57	$0.39
Second Quarter	$0.75	$0.16
Third Quarter	$0.17	0.11
Fiscal Year Ended December 31, 2023
Fourth Quarter	$6.26	$0.49

The last reported sales price for our Class A ordinary shares on the Nasdaq Capital Market as of October 4, 2024, was $0.14 per share. As of October 4, 2024, we had 61,571,956 Class A ordinary shares and 21,395,400 Class B ordinary shares of $0.000000385 par value issued and outstanding. Our Transfer Agent is Transhare Corporation, 17755 US Hwy 19 N, Clearwater, FL 33764.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

Forward-looking statements are based on the reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumption and expectations reflected in such forward-looking statements are reasonable. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements, including the statements contained in the sections entitled Risk Factors, Description of Business and Management’s Discussion and Analysis of Financial Conditions and Results of Operations and elsewhere in this prospectus, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include but are not limited to:

●	assumptions about our future financial and operating results, including revenue, interest rates, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth and expansion plan, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in a changing e-commerce industry;

●	our ability to raise sufficient funds to carry out our proposed business plan or failure to manage future growth effectively;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers and further enhance our brand awareness;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the e-commerce industry;

●	future developments of the COVID-19 pandemic;

●	our ability to execute prospective business plans;

●	future decisions by management in response to changing conditions;

●	misjudgments in the course of preparing forward-looking statements;

●	consumers’ and businesses’ willingness to purchase products or services over the Internet;

●	developments in alternative community e-commerce retailors or our inability to satisfy the demand of the existing and potential customers;

●	inability to design, develop, market and sell products or provide services that address additional market opportunities;

●	disruption of supply or shortage of raw materials;

●	our limited operating history by which performance can be gauged;

●	our ability to manage our research, development, expansion, growth and operating expenses;

●	our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we may file from time to time with the securities regulators.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Shareholder. As of the date hereof, we received $2,000,000 from the sale of a Convertible Note to a selling shareholder under the Securities Purchase Agreement (prior to accounting for counsel fees of $15,000 and a commitment fee of $70,000). These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Amount of Proceeds from Sale of the Convertible Note

On July 26, 2024, we entered into a securities purchase agreement with Lind Global Fund II LP, the Selling Shareholder, to issue a Convertible Note with a maturity date of 24 months in the aggregate principal amount of up to $2,400,000. In connection with the sales, we paid $70,000 in commitment fees to the Selling Shareholder, as well as a counsel fee of $15,000 for net proceeds of $1,915,000. We may be required to make additional payments to the Selling Shareholder.

Apart from the commitment fee and counsel fee discussed above, we have not made, and do not need to make, any payments to any affiliate of the Selling Shareholder, or any person with whom the Selling Shareholder has a contractual relationship.

The following sets forth the gross proceeds paid or payable to us in connection with our issuance of the Convertible Note, all payments that have been made or that may be required to be made by us in connection with the issuance of the Convertible Note, our resulting net proceeds and the combined total possible profit to be realized as a result of any conversion discounts regarding the Class A ordinary shares underlying the Convertible Note.

Gross proceeds to the Company	$2,000,000

All payments that have been made or that may be required to be made by the Company to the selling shareholder in the first year of the Convertible Note	$85,000

Net proceeds to the Company if we make all such payments to the selling shareholder	$1,915,000

All payments that have been made or that may be required to be made by the Company to the selling shareholder in the first year of the Convertible Note as a percentage of net proceeds	4.44%

The combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the Convertible Note(1)	$(484,507)

(1)	actual profit as a result of the conversion discount cannot be calculated until conversion as the conversion price depends on market conditions at and before conversion, and it may be significantly greater.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. Under Cayman Islands law, a Cayman Islands company may pay a dividend either out of profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant. Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024:

●	on an actual basis; and

●	on a pro forma basis to reflect the issuance of up to 82,758,621 Class A ordinary shares by us in this offering based on an assumed fixed offering price of US$0.029 per Class A ordinary share, after deducting estimated offering expenses payable by us.

The pro forma information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Use of Proceeds” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2024 (USD)
	Actual	Pro forma
Cash and cash equivalents	$2,056,233	$3,971,233

Short-term debts, including amount due to a related party	407,115	407,115
Long-term debt	178,201	178,201
Convertible notes payable	1,187,143	1,187,143
Total indebtedness	$1,172,459	$1,772,459

Shareholders’ equity:
Ordinary shares, 52,381,600 shares issued and outstanding on actual basis, 30,986,200 Class A ordinary shares issued and outstanding on a pro forma basis after giving effect of the re-classification and re-designation, 61,571,956 Class A ordinary shares outstanding on a pro forma as adjusted basis, up to 82,758,621 Class A ordinary shares issued and outstanding on a further adjusted basis	24	48
Additional Paid-in capital	31,992,466	31,729,480
Accumulated deficit	(26,398,567)	(26,398,567)
Accumulated other comprehensive income	46,468	46,468
Total Shareholders’ (Deficit)/Equity to shareholders of WEBUY GLOBAL	5,640,391	7,377,429
Deficit attributable to non-controlling interest	(72,839)	(72,839)
Total Shareholders’ (Deficit)/Equity	5,567,552)	7,304,590
Total capitalization	7,340,011	9,077,049

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2023 included in our annual report filed with the SEC on April 15, 2024, as well as for the interim period ended June 30, 2024 included in our 6-K filed with the SEC on September 17, 2024. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors.

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our Class A ordinary shares and Class B ordinary shares as of the date of this prospectus by:

●	Each person who is known by us to beneficially own more than 5% of our issued and outstanding Class A ordinary shares and Class B ordinary shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

Our company is authorized to issue 259,950,000,000 Class A ordinary shares of $0.000000385 par value per share and 50,000,000 Class B Shares of $0.000000385 par value per share. The number and percentage of ordinary shares beneficially owned are based on 61,571,956 Class A ordinary shares of $0.000000385 par value per share and 21,395,400 Class B Shares of $0.000000385 par value per share issued and outstanding as of the date of this prospectus. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Class A ordinary shares and/or Class B Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. As of the date hereof, we have 25 registered shareholders of record of Class A ordinary shares and 3 registered shareholders of record of Class B ordinary shares.

Named Executive Officers and Directors	Amount of Beneficial Ownership (Class A)	Percentage Ownership (Class A)	Amount of Beneficial Ownership (Class B)	Percentage Ownership (Class B)	Pre-Offering Combined Voting Power of Class A and Class B Shares(3)	Post Offering Combined Voting Power of Class A and Class B Shares
Directors and Named Executive Officers:
Bin Xue, Chief Executive Officer and Chairman(1)	—	0%	16,989,462	79.41%	61.66%	59.38%
Ai Lian Phang, Chief Financial Officer	—	0%	—	0%	0%	0%
Lei Liu, Chief Technology Officer(1)	—	0%	—	0%	0%	0%
Michelle Ting Ting Tan, Director(2)	—	0%	718,839	3.36%	2.61%	2.51%
Fangqin Lin, Independent Director and Chairwoman of Audit Committee	—	0%	—	0%	0%	0%
William Tat-Nin Chang, Independent Director and Chairman of Compensation and Nominating Committees	—	0%	—	0%	0%	0%
Lizhi Qiao, Independent Director	—	0%	—	0%	0%	0%
All directors and executive officers as a group (7 persons)	—	0%	17,708,301	82.77%	64.27%	61.89%

5% Beneficial Owners:
GBUY GLOBAL LTD(3)	—	0%	17,056,000	71.42%	61.90%	59.61%
WEBUY TALENT LTD(4)	—	0%	4,269,200	19.46%	15.49%	14.92%
Wavemaker Pacific 3, L.P.(5)	4,071,600	6.43%	—	0%	1.48%	0.71%
Rocket Internet Capital Partners ii Scs(6)	3,663,400	5.78%	—	0%	1.33%	0.64%

(1)	Bin Xue holds 12,650,062 and 4,269,200 Class B ordinary shares and 74.17% and 100% equity interest, through GBUY GLOBAL LTD and WEBUY TALENT LTD, respectively. Bin Xue is the sole director of GBUY GLOBAL LTD and WEBUY TALENT LTD, has the power to direct the voting and disposition of the ordinary shares held by GBUY GLOBAL LTD and WEBUY TALENT LTD, and may be deemed the beneficial owner of all ordinary shares held by GBUY GLOBAL LTD and WEBUY TALENT LTD.

(2)	Michelle Ting Ting Tan holds 718,839 shares and 4.21% equity interest in GBUY GLOBAL LTD.
(3)	Represents 17,056,000 Class B ordinary shares held by GBUY GLOBAL LTD, which is beneficially owned and controlled by Bin Xue and its current registered address located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(4)	Represents 4,269,200 Class B ordinary shares held by WEBUY TALENT LTD, which is beneficially owned and controlled by Bin Xue and its current registered address is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(5)	Represents 4,071,600 Class A ordinary shares held by Wavemaker Pacific 3, L.P., which is incorporated in the Cayman Islands with a registered address located at Cayman Corporate Center, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. There are three board members of Wavemaker Pacific 3, L.P., namely, Santos Benjamin Paul Bustamante, Hwang Andrew, Hong Chun Shion, who have voting and dispositive power over Wavemaker Pacific 3, L.P. and approval of a majority of directors is required to approve an action. Under the “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting and dispositive decisions require approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Therefore, none of the individual members of the board of directors of Wavemaker Pacific 3, L.P. is a beneficial owner and each such member disclaims beneficial ownership of Wavemaker Pacific 3, L.P.

(6)	Represents 3,633,400 Class A ordinary shares held by Rocket Internet Capital Partners ii Scs, which is incorporated in Luxembourg with a registered address located at 12, Rue des Merovingiens, L-8070 Bertrange, Grand Duchy of Luxembourg. There are three managers of Rocket Internet Capital Partners ii Scs, namely, Julien De Mayer, Selma Belmejdoub and Thomas Pire, who have voting and dispositive power over Rocket Internet Capital Partners ii Scs. Under the “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting and dispositive decisions require approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Therefore, none of the individual members of the board of directors of Rocket Internet Capital Partners ii Scs is a beneficial owner and each such member disclaims beneficial ownership of Rocket Internet Capital Partners ii Scs.

SELLING SHAREHOLDER

The Class A ordinary shares being offered by the Selling Shareholder are those issuable to Lind Global Fund II LP upon conversion of the Convertible Note. We are registering the Class A ordinary shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except that Lind Global Fund II LP purchased the Convertible Note from us pursuant to a securities purchase agreement, and we sold it in a $2,400,000 Convertible Note on July 26, 2024, the Selling Shareholder had no material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Class A ordinary shares held by the Selling Shareholder. The second column lists the number of Class A ordinary shares beneficially owned by the Selling Shareholder as of the date of this prospectus, assuming conversion of the Convertible Note but not taking account of any limitations on conversion and exercise set forth therein.

The third column lists the Class A ordinary shares being offered by this prospectus by the Selling Shareholder and does not take in account any limitations on conversion of the Convertible Note set forth therein.

The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the Convertible Note and the securities purchase agreement, Lind Global Fund II LP may not convert the Convertible Note to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of Class A ordinary shares which would exceed 4.99% of the total Class A ordinary shares issued and outstanding as of the execution date of the securities purchase agreement. The number of shares in the second column reflects these limitations. Lind Global Fund II LP may sell all, some or none of its shares in this offering. See “Plan of Distribution”.

Name of Selling Shareholder	Number of Class A ordinary shares Owned Prior to Offering	Maximum Number of Class A ordinary shares to be Sold Pursuant to this Prospectus	Number of Class A ordinary shares Owned After Offering	Number of Class A ordinary shares that May Be Sold in This Offering As A Percentage of Currently Issued and Outstanding Shares	Percentage of Class A ordinary shares Owned After the Offering
Lind Global Fund II LP1	0	82,758,621	0	134%	0%

(1)	The address for Lind Global Fund II LP is c/o The Lind Partners LLC, 444 Madison Avenue, Floor 41, New York, NY 10022. Lind Global Partners II LLC, the general partner of Lind Global Fund II LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund II LP. Jeff Easton, the managing member of Lind Global Partners II LLC, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund II LP.

Additional Information Regarding Lind Global Fund II LP

Number of Class A ordinary shares issued and outstanding prior to the Convertible Note transaction held by persons other than Lind Global Fund II LP, affiliates of the Company, and affiliates of Lind Global Fund II LP	61,571,956
Number of Class A ordinary shares registered for resale by Lind Global Fund II LP or affiliates of Lind Global Fund II LP in prior registration statements	0
Number of Shares registered for resale by Lind Global Fund II LP or affiliates of Lind Global Fund II LP that continue to be held by Lind Global Fund II LP or affiliates of Lind Global Fund II LP	0
Number of Shares that have been sold in registered resale transactions by Lind Global Fund II LP or affiliates of Lind Global Fund II LP	0
Number of Shares registered for resale on behalf of Lind Global Fund II LP or affiliates of Lind Global Fund II LP in the current transaction	82,758,621

PLAN OF DISTRIBUTION

The Class A ordinary shares held by the Selling Shareholder may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the Selling Shareholder’s Class A ordinary shares offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	transactions involving cross or block trades;

●	a purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	broker-dealers may agree with a Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	“at the market” into an existing market for the Class A ordinary shares;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of the Selling Shareholder may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The Selling Shareholder may also sell the Class A ordinary shares under Rule 144 promulgated under the Securities Act, if available, or any other exemption available under the Securities Act rather than under this prospectus. In addition, the selling shareholders may transfer the Class A ordinary shares by other means not described in this prospectus.

The Selling Shareholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell Class A ordinary shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Shareholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, it.

Brokers, dealers or agents participating in the distribution of the shares held by the Selling Shareholder as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholders and/or purchasers of the Class A ordinary shares for whom the broker-dealers may act as agent. The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Shareholder acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Class A ordinary shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of Class A ordinary shares by the Selling Shareholder. If we are notified by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Class A ordinary shares, if required, we will file a supplement to this prospectus.

We may suspend the sale of shares by the Selling Shareholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the Selling Shareholder uses this prospectus for any sale of the Class A ordinary shares, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our Class A ordinary shares and activities of the Selling Shareholder.

We have advised the Selling Shareholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

SECURITIES ELIGIBLE FOR FUTURE SALE

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of ordinary shares; or

●	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATION

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our Class A ordinary shares by a U.S. Holder, as defined below, that acquires our Class A ordinary shares in this offering and holds our Class A ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our Class A ordinary shares.

U.S. Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Class A ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A ordinary shares);

●	persons who acquired our Class A ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A ordinary shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A ordinary shares; or

●	persons holding our Class A ordinary shares through a Trust.

Thus, the discussion set forth below is addressed only to U.S. Holders that purchase Class A ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A ordinary shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A ordinary shares are urged to consult their tax advisors regarding an investment in our Class A ordinary shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A ordinary shares.

Taxation of Dividends and Other Distributions on our Class A ordinary shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the Class A ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A ordinary shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our combined and consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold Class A ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A ordinary shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A ordinary shares cannot be treated as capital, even if you hold the Class A ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) Class A ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A ordinary shares as of the close of such taxable year over your adjusted basis in such Class A ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Class A ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A ordinary shares. Your basis in the Class A ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations). If the Class A ordinary shares are regularly traded on a qualified stock exchange or other market, and if you are a holder of Class A ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such Class A ordinary shares, including regarding distributions received on the Class A ordinary shares and any gain realized on the disposition of the Class A ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A ordinary shares, then such Class A ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A ordinary shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A ordinary shares when inherited from a decedent that was previously a holder of our Class A ordinary shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A ordinary shares, or a mark-to-market election and ownership of those Class A ordinary shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A ordinary shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A ordinary shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A ordinary shares and proceeds from the sale, exchange or redemption of our Class A ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A ordinary shares, subject to certain exceptions (including an exception for Class A ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A ordinary shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not a party to any double tax treaties that are applicable to any payments made to or by our company. There are currently no exchange control regulations or currency restrictions in the Cayman Islands.

Our Company has received an undertaking pursuant to the Tax Concessions Act of the Cayman Islands to the effect that, for a period of 20 years from 5 September 2022, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to our Company or its operations; and that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (a) on or in respect of the shares, debentures or other obligations of our Company; or (b) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act of the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

Singapore Taxation

Dividend Distributions

All Singapore-tax resident companies are currently under the one-tier corporate tax system, or one-tier system.

Under the one-tier system, the income tax paid by a tax resident company is a final tax and its distributable profits can be distributed to shareholders as tax exempt (one-tier) dividends. Such dividends are tax exempt in the hands of a shareholder, regardless of the tax residence status, shareholding level or legal form of the shareholder.

Accordingly, dividends received in respect of the ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore income tax (whether by withholding or otherwise), on the basis that we are a tax resident of Singapore and under the one-tier system.

Foreign shareholders are advised to consult their own tax advisers to take into account the tax laws of their respective countries of residence and the existence of any agreement for the avoidance of double taxation which their country of residence may have with Singapore.

Indonesia Tax Considerations

This overview focuses on some of the more common taxes, but this should not be considered an exhaustive list of all potentially relevant tax considerations.

This section is based on Law Number 7 Year 1983 on Income Tax, as amended several times and most recently by Law Number 6 Year 2023 on Stipulation of Government Regulation In Lieu of Law Number 2 of 2022 on Job Creation in to Law (“Indonesian Income Tax Law”), Law Number 8 Year 1983 on Value-Added Tax and Luxury Goods Sales Tax, as amended several times and most recently by Law Number 6 Year 2023 on Stipulation of Government Regulation In Lieu of Law Number 2 of 2022 on Job Creation in to Law (“Indonesian VAT Law”) and their implementing regulations, all of which are in effect on the date of this prospectus. These regulations are subject to differing interpretations and may be amended at any time.

Corporate Income Tax

A company is regarded as an Indonesian tax resident if it is established or domiciled in Indonesia. (Article 2 paragraph 3 letter b of Indonesian Income Tax Law).

Generally, a flat corporate income tax rate of 22% applies on taxable business profit. However, a tax cut of 3% from the standard rate, so that the effective tax rate will be 19%, is available for certain qualifying public companies provided that at least 40% of its paid-up shares are traded in the Indonesian Stock Exchange (IDX) and the public shareholders of such companies consist of at least 300 parties and each holding less than 5% of the paid-up shares, as well as certain other conditions. Small-scale enterprises with an annual gross turnover up to IDR 50 billion are entitled to 50% tax cut or the effective tax rate will be 11%, which is imposed proportionally to the taxable income on the part of gross turnover up to IDR 4.8 billion. (Article 17 paragraph 1 letter b, Article 17 paragraph 2b and Article 31E of Indonesian Income Tax Law and Article 65 of Government Regulation Number 55 Year 2022 on Adjustment of Regulation in the Field of Income Tax (“GR 55/2022”)).

Value-Added Tax

A general Value-Added Tax (VAT) rate of 11% is applied to deliveries of taxable goods and taxable services within Indonesian customs area, imports of taxable goods, and the utilization of intangible taxable goods and taxable services from outside Indonesian customs area to within Indonesian customs area. The VAT on export of taxable goods and certain taxable services is at rate of 0%. The general VAT rate will be increased to 12%, starting from, by the latest on 1 January 2025. (Article 7 paragraph 1 of Indonesian VAT Law).

Other Taxes

Other taxes such as luxury-goods sales tax, tax on land and/or buildings transfer, duty on the acquisition of land and/or buildings rights, import duties, excise duties, and stamp duties may apply.

POTENTIAL PURCHASERS OF OUR CLASS A ORDINARY SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, GIFT, ESTATE OR GENERATION-SKIPPING TRANSFER, AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARES.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We were incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the federal courts of the U.S.

Most of our operations are conducted in Singapore and a majority of our consolidated assets are located outside of the United States. In addition, all of our directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state.

Although we are incorporated outside the United States, we have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the U.S. federal securities laws or securities laws of any U.S. state or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Cayman Islands

Conyers Dill & Pearman Pte. Ltd., our counsel with respect to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the U.S. federal securities laws or securities laws of any U.S. state.

We have been advised by Conyers Dill & Pearman Pte. Ltd. that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands may recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and may give a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is uncertainty as to whether the courts of Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Singapore against us or our directors or officers predicated upon the securities laws of the United States.

In making a determination as to enforceability of a judgment of the courts of the United States, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. Singapore courts would not recognize or enforce judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such a determination has yet to be made by a Singapore court in a reported decision.

In addition, holders of book-entry interests in our shares will be required to exchange such interests for certificated shares and to be registered as shareholders in our shareholder register in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts.

A holder of book-entry interests in our shares may become a registered shareholder of our Company by exchanging such holder’s interest in our shares for certificated shares and being registered in our shareholder register. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.

Indonesia

The judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States are not enforceable in Indonesian Courts.

A foreign court judgment could be offered and accepted into evidence in a proceeding on the underlying claim in an Indonesian court and may be given such evidentiary weight as the Indonesian court may deem appropriate in its sole discretion. A claimant may be required to pursue claims in Indonesian courts on the basis of Indonesian law. A purchaser of the shares may not be able to enforce judgments against the Indonesian subsidiary obtained in the United States based upon certain of the civil liability provisions of the securities laws of the United States or any states thereof in Indonesian courts, and Indonesian courts may not enter judgments in original actions brought in Indonesian courts based solely upon the civil liability provision of the securities laws of the United States or any state thereof. Re-examination of the underlying claim would be required before the Indonesian court. We cannot assure you that the claims or remedies available under Indonesian law will be the same, or as extensive as those available in other jurisdictions. We cannot assure you that the claims or remedies available under Indonesian law will be the same, or as extensive as those available in other jurisdictions.

LEGAL MATTERS

The validity of the Class A ordinary shares offered hereby and certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman Pte. Ltd. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters.

EXPERTS

The financial statements of WEBUY GLOBAL LTD as of December 31, 2023 and 2022 and for the years respectively then ended included in this prospectus have been so included in reliance on the report of OneStop Assurance PAC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. OneStop Assurance PAC has offices at 10 Anson Rd, #06-15 International Plaza, Singapore 079903. Their telephone number is +65 96449531.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	our latest annual report on Form 20-F for the year ended December 31, 2023 filed with the SEC on April 15, 2024;

●	the description of our ordinary shares contained in exhibit 2.3 to the 2023 Annual Report, filed with the SEC on April 15, 2024, including any amendments or reports filed for the purpose of updating such description, and any amendment or report filed for the purpose of updating such description; and

●	our current reports on Form 6-K, furnished to the SEC on December 6, 2023, December 7, 2023, December 14, 2023, January 8, 2024, January 29, 2024, February 1, 2024, February 2, 2024, March 11, 2024, May 2, 2024, May 7, 2024, May 22, 2024, June 13, 2024, July 26, 2024, July 30, 2024, and September 17, 2024.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

WEBUY GLOBAL LTD

35 Tampines Street 92 Singapore 528880
+65 8859 9762

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A ordinary shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A ordinary shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

Issuance of up to 82,758,621 Class A ordinary shares

Upon Conversion of a Convertible Note of

WEBUY GLOBAL LTD